Exhibit 21.1

Subsidiaries of the Holding Company

1.	Progressive Bank, N.A. of Wheeling, West Virginia, a national banking association with offices in Wheeling, Wellsburg, Moundsville, New Martinsville, Buckhannon and Weston, West Virginia and Bellaire, Ohio.